Exhibit 4.4

FINAL VERSION

INVESTOR’S RIGHTS AGREEMENT

dated as of May 16, 2013

by and among

AUTONAVI HOLDINGS LIMITED,

the FOUNDERS named herein,

the FOUNDER ENTITIES named herein,

and

ALI ET INVESTMENT HOLDING LIMITED

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	BOARD REPRESENTATION	5

3.	REGISTRATION RIGHTS	7

4.	CHANGE OF CONTROL	20

5.	PRE-EMPTIVE RIGHT	21

6.	OPTIONAL REDEMPTION RIGHT	23

7.	PROTECTIVE PROVISIONS	24

8.	RIGHT OF FIRST REFUSAL	25

9.	ASSIGNMENT AND AMENDMENT	26

10.	GENERAL PROVISIONS	26

INVESTOR’S RIGHTS AGREEMENT

THIS INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2013 by and among AutoNavi Holdings Limited, a Cayman Islands exempted limited liability company (the “Company”), each of the entities listed on Exhibit A hereto (collectively, the “Founder Entities” and each, a “Founder Entity”), each of the individuals listed on Exhibit B hereto (collectively, the “Founders” and each, a “Founder”), and Ali ET Investment Holding Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Purchaser”). The Purchaser and the Founder Entities together are collectively referred to herein as the “Shareholders” and each individually as a “Shareholder.”

RECITALS

A.                                    The Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser certain Series A Shares and certain Ordinary Shares, on the terms and conditions set forth in the Investment Agreement; and

B.                                    The Investment Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION.

1.1.                            In this Agreement, including the Exhibits hereto, certain definitions relating solely to the registration rights of the Purchaser are set forth in Section 3.2 of this Agreement. Unless defined therein or otherwise defined:

“Agreement” has the meaning set forth in the Preamble;

“Audit Committee” has the meaning set forth in Section 2.1(c);

“Blue Sky” or “Blue Sky laws” mean the laws or statutes of any state of the United States of America or any other jurisdiction regulating the sale of corporate securities within that state or jurisdiction;

“Board” means the Board of Directors of the Company;

“Capital Share” means each and every share, interest, right to purchase, warrant, option, participation or other equivalent of or interest in (however designated) a share issued by the Company;

“Certificate of Designations” means that certain Certificate of the Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Convertible Preferred Shares, par value US$0.0001, of AutoNavi Holdings Limited, adopted by Board resolution on May 9, 2013, as amended from time to time;

“Change of Control” has the meaning set forth in Section 4.1;

“Change of Control Effective Date” has the meaning set forth in Section 6.1;

“Claim” means any demand, action, claim, suit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, at law or in equity), hearing, examination or investigation;

“Company” has the meaning set forth in the Preamble;

“Compensation Committee” has the meaning set forth in Section 2.1(d);

“Competitor” has the meaning set forth in Exhibit C attached hereto;

“Competitor Change of Control” has the meaning set forth in Section 4.2;

“Demand Registration Effectiveness Deadline” means the date that is one hundred and twenty (120) calendar days after the date on which the Company gives the Request Notice;

“Effective Date” means the date on which an applicable registration statement has become effective in accordance with the Securities Act;

“Effectiveness Deadline” means the Demand Registration Effectiveness Deadline and the Form F-3 Registration Effectiveness Deadline, as applicable;

“Effectiveness Failure” has the meaning set forth in Section 3.13;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor statute;

“Excluded Portions” has the meaning set forth in Section 2.1(c);

“Exempt Securities” has the meaning set forth in Section 5.1;

“Exercise Notice” has the meaning set forth in Section 8.1;

“Form F-3 Registration Effectiveness Deadline” means the date that is one hundred and twenty (120) calendar days after the date on which the Company gives written notice pursuant to Section 3.5(a) of this Agreement;

“Founder” or “Founders” has the meaning set forth in the Preamble;

“Founder Entity” or “Founder Entities” has the meaning set forth in the Preamble;

“Indemnified Liabilities” has the meaning set forth in Section 10.4;

“Indemnitees” has the meaning set forth in Section 10.4;

“Initiating Holders” has the meaning set forth in Section 3.3(b);

“Investment Agreement” means that certain Investment Agreement dated as of May 10, 2013 by and between the Company and the Purchaser, and any amendment or successor agreement thereto;

“Issue Notice” has the meaning set forth in Section 5.1;

“Junior Shares” means the Ordinary Shares, and any other class or series of Capital Share now existing or hereafter authorized other than the Series A Shares.;

“Maintenance Failure” has the meaning set forth in Section 3.13;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company currently in effect, including any Certificate of Designations with respect thereto;

“New Security” or “New Securities” has the meaning set forth in Section 5.1;

“Nominating and Corporate Governance Committee” has the meaning set forth in Section 2.1(e);

“Notice” has the meaning set forth in Section 2.1(c);

“Optional Redemption Right” has the meaning set forth in Section 6.1;

“Ordinary Shares” mean the ordinary shares, par value US$0.0001 per share, of the Company;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or governmental authority;

“PRC” means the People’s Republic of China, excluding the Special Administrative Regions of Hong Kong and Macau, and the islands of Taiwan, for the purpose of this Agreement only;

“Proposal Notice” has the meaning set forth in Section 8.1;

“Prospective Largest Shareholder” has the meaning set forth in Section 5.2(a);

“Purchaser” has the meaning set forth in the Preamble;

“Purchaser Director” or “Purchaser Directors” have the meanings set forth in Section 2.1(a);

“Registrable Securities” has the meaning set forth in Section 3.2(b);

“Registration Delay Payments” has the meaning set forth in Section 3.13;

“Request Notice” has the meaning set forth in Section 3.3(a);

“SEC” or “Commission” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended, including any successor statutes;

“Series A Shares” mean the Series A Convertible Preferred Shares, par value US$0.0001 per share, of the Company, having the powers, preferences, and rights, as specified in the Certificate of Designations;

“Shareholder” or “Shareholders” has the meaning set forth in the Preamble;

“Shares” mean any securities of the Company the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Ordinary Shares and Series A Shares, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise;

“Specified Transaction” has the meaning set forth in Section 8.2;

“Transaction Documents” mean this Agreement, the Investment Agreement, the Certificate of Designations, and each of the other agreements entered into by the parties hereto or their respective affiliates in connection with the transactions contemplated by the Investment Agreement.

“Transfer” has the meaning set forth in Section 4.3; and

“Violation” has the meaning set forth in Section 3.9(a).

1.2.                            For the purposes of this Agreement, to the extent applicable, reference to registration of securities under the Securities Act and the Exchange Act shall also be deemed to mean the equivalent registration in a jurisdiction other than the United States, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law, and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

1.3.                            Other Defined Terms. All capitalized terms used in this Agreement but not defined herein shall have the same meanings as set forth in the Certificate of Designations.

2.                                      BOARD REPRESENTATION.

2.1.                            Board Composition.

(a)                                 Board Representation. For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), the Company shall procure that, and each Shareholder and each Founder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder and such Founder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that, at annual or extraordinary general meetings of shareholders, pursuant to written consent of the shareholders, or by actions by the Board , the Purchaser shall have the exclusive right to appoint and elect two (2) directors of the Board (the “Purchaser Directors,” and each, a “Purchaser Director”). The initial Purchaser Directors shall be Joseph C. Tsai and Yongming Wu.

For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing, but less than seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), the Company shall procure that, and each Shareholder and each Founder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder and such Founder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that, at annual or extraordinary general meetings of shareholders, pursuant to written consent of the shareholders, or by actions by the Board, the Purchaser shall have the exclusive right to appoint and elect one (1) Purchaser Director to the Board.

(b)                                 [Reserved].

(c)                                  Audit Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Audit Committee of the Board (the “Audit Committee”) and such non-voting observer shall be entitled to receive identical written notice (the “Notice”) as voting Audit Committee members of, and to attend, all Audit Committee meetings, and to receive all materials provided to voting members of the Audit Committee in connection therewith; provided, however, that the voting members of the Audit Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending certain portions or all (the “Excluded Portions”) of a particular Audit Committee meeting or receiving materials provided to the voting members of the Audit Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reason. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Audit Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

(d)                                 Compensation Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Compensation Committee of the Board (the “Compensation Committee”), and such non-voting observer shall be entitled to receive the Notice as voting Compensation Committee members of, and to attend, all Compensation Committee meetings, and to receive all materials provided to members of the Compensation Committee in connection therewith; provided, however, that the voting members of the Compensation Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending the Excluded Portions of a particular Compensation Committee meeting or receiving materials provided to the voting members of the Compensation Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reasons. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Compensation Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

(e)                                  Nominating and Corporate Governance Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), and such non-voting observer shall be entitled to receive the Notice as voting Nominating and Corporate Governance Committee members of, and to attend, all Compensation Committee meetings, and to receive all materials provided to voting members of the Compensation Committee in connection therewith; provided, however, that the voting members of the Nominating and Corporate Governance Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending the Excluded Portions of a particular Nominating and Corporate Governance Committee meeting or receiving materials provided to the voting members of the Nominating and Corporate Governance Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reasons. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Nominating and Corporate Governance Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

2.2.                            Removal of Board Members. The Company shall procure that, and each Shareholder and each Founder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder and such Founder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 2.1 may be removed from office, unless (A) such removal is directed or approved by the Purchaser in writing, or (B) the Purchaser is no longer so entitled to designate or approve such director; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.1 shall be filled pursuant to the provisions of Section 2.1. All Shareholders and Founders agree to execute any written consents required to perform the obligations of this Section 2, and the Company agrees, at the request of the Purchaser, to call an extraordinary general meeting of shareholders for the purpose of electing directors, if such written consent or meeting of the shareholders is required under applicable laws, stock exchange rules, or the Memorandum and Articles. No party, nor any Affiliate of any such party, shall have any liability as a result of voting for any designee to the Board in accordance with the provisions of this Agreement.

2.3.                            Size of the Board. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, except with the express prior written consent of the Purchaser, the Company shall procure that, and each Shareholder and each Founder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder and such Founder has voting control, from time to time and at all times, in whatever manner shall be necessary to ensure that, the size of the Board shall be no fewer than five (5) members and no more than nine (9) members.

2.4.                            Board Protection. The Company shall use commercially reasonable efforts to maintain at its own cost directors and officers (D&O) liability insurance with a carrier and in an amount satisfactory to the Board. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, the Company shall use commercially reasonable efforts to procure that proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of its current and former directors.

3.                                      REGISTRATION RIGHTS.

3.1.                            Applicability of Rights. The holders of Registrable Securities (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2.                            Definition. For the purposes of this Section 3:

(a)                                 Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is set in a form which complies with, and becomes effective in accordance with, the Securities Act.

(b)                                 Registrable Securities. The term “Registrable Securities” shall mean: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Series A Shares issued (x) under the Investment Agreement, and (y) pursuant to the Pre-emptive Rights as set forth in this Agreement, (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by the Purchaser. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 3 are not assigned in accordance with Section 9.1 of this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)                                  Registrable Securities then outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that (i) are Registrable Securities, and (ii) are then issued and outstanding, or issuable upon conversion of Series A Shares then issued and outstanding.

(d)                                 Holder. The term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 3 have been duly assigned in accordance with Section 9.1 of this Agreement.

(e)                                  Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)                                   Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.3, 3.4 and 3.5 hereof, including all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and expenses of one (1) counsel for the selling Holders, Blue Sky compliance fees and expenses, and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(g)                                  Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions, ADS issuance fees payable to the depositary bank, fees payable to its service of process agent and share transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 3.3, 3.4 and 3.5 hereof.

3.3.                            Demand Registration.

(a)                                 Request by Holders. If the Company shall, at any time, receive a written request from the Holders of at least 15% of the Registrable Securities then-outstanding that the Company file a registration statement under the Securities Act covering the registration of such Holders’ Registrable Securities pursuant to this Section 3.3 with an anticipated gross proceeds from the offering of such Registrable Securities in excess of US$10,000,000, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, and in any event, shall effect, no later than the Demand Registration Effectiveness Deadline, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5 hereof, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b)                                 Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3, and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in a customary form with the managing underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders of a majority of the Registrable Securities being registered.

(c)                                  Cutbacks. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise, in writing, all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any Subsidiary of the Company. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(d)                                 Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 3.3. A registration shall not be counted as “effected” for purposes of this Section 3.3 until such time as the applicable registration statement has become effective, unless the Initiating Holders withdraw their request for such registration, elect not to pay the applicable registration expenses therefor, and forfeit their rights with respect to one (1) demand registration pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.3.

(e)                                  Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 3.3, a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such ninety (90) day period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(f)                                   Other Securities Laws in Demand Registration. In the event of any registration pursuant to this Section 3.3, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States or in Hong Kong or elsewhere as shall be appropriate for the distribution of the securities; provided, however, that (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction, and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

3.4.                            Piggyback Registrations.

(a)                                 Procedure. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall, subject to Section 3.4(d), use best efforts to afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 Right to Withdraw. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 3.6 hereof.

(c)                                  Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting on the terms agreed upon between the Company and the underwriters selected by the Company, and upon the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

(d)                                 Cutbacks. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement, the Founders and holders of other securities of the Company on a pro rata basis based on the total number of shares then held by each such person; provided, however, that the number of shares of the Purchaser’s Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other Holders’ Registrable Securities are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(e)                                  Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5.                            Form F-3 Registration. In case the Company shall receive from any Holder or Holders of Series A Shares (and/or Ordinary Shares issued or issuable upon conversion of the Series A Shares) a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)                                 Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 Registration. Use best efforts to effect, as soon as practicable, and in any event, shall effect, no later than the Form F-3 Registration Effectiveness Deadline, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance pursuant to this Section 3.5:

(1)                                 if Form F-3 is not available for such offering by the Holders;

(2)                                 if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$2,000,000;

(3)                                 if the Company shall furnish to the Holders a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3.5; provided that the Company shall not register any of its other shares during such ninety (90) day period.

(4)                                 if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 3.3(c) and 3.4(d);

(5)                                 if the Company has been requested to effect a registration on Form F-3 pursuant to this Section 3.5 more than twice in any twelve (12) month period; or

(6)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification, or compliance.

(c)                                  Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5; provided that the Company shall not be required to file more than two (2) Form F-3 registration statements in any twelve (12) month period.

(d)                                 Underwriting. If the Holders of Registrable Securities requesting registration under this Section 3.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 3.3(b) and 3.3(c) shall apply to such registration.

3.6.                            Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 3.3, 3.4 or 3.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 3.3, 3.4 or 3.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.3 or 3.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 3.3 or one (1) Form F-3 registration pursuant to Section 3.5, as the case may be (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration or one (1) such F-3 registration, as the case may be); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 3.3 or an F-3 registration pursuant to Section 3.5, as the case may be.

3.7.                            Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)                                 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed, if earlier; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such ninety (90) day period shall be extended for up to an additional ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                                 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days, or until the distribution described in such registration statement is completed, if earlier.

(c)                                  Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Blue Sky. To the extent applicable, use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                                  Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in the usual and customary form, with the managing underwriter(s) of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                   Exchange. Use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Ordinary Shares are then listed.

(g)                                  Depositary. Maintain a depositary bank for all such Registrable Securities for so long as the Company remains a public company.

(h)                                 Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any Holder, prepare and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such obligation to continue for one hundred and twenty (120) days or until the distribution described in such registration statement is completed, if earlier.

(i)                                     Opinion and Comfort Letter. Use its best efforts to cause to be furnished, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any.

(j)                                    Inclusion of Holders’ Comments. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, and before filing any such registration statement or any other document in connection therewith, give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by any Holder or its legal counsel; participate in and make documents available for the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company; provided that (i) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company, and (ii) the Company may restrict access to competitively sensitive or legally privileged documents or information.

(k)                                 Cooperation. Otherwise use commercially reasonable efforts to comply with the Securities Act, the Exchange Act, and any other applicable rules and regulations of the SEC and reasonably cooperate with the Holders in the disposition of their Registrable Securities in accordance with the terms of this Agreement. Such cooperation shall include the endorsement and transfer of any certificates representing Registrable Shares (or a book-entry transfer to similar effect) transferred in accordance with this Agreement.

3.8.                            Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company may reasonably request, including without limitation such information as shall be required to timely effect the registration of their Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 3.3 or Section 3.5 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 3.3(a) or Section 3.5(b)(2), whichever is applicable.

3.9.                            Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4, or 3.5:

(a)                                 By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless (including, without limitation, the advancement of expenses, expenses related to the investigation of any Claim, and reasonable fees, expenses and disbursements of attorneys and other professionals, incurred prior to any assumption of the defense of such Claim by the Company) each Holder and its Affiliates, and each of their partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and the officers, directors, employees, agents and employees of each such controlling person, against any losses, Claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other U.S. federal or state law, insofar as such losses, Claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively, a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder or any amendment or supplement thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any Blue Sky laws, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any Blue Sky laws in connection with the offering covered by such registration statement.

Upon the occurrence of a Violation, the Company shall reimburse each such Holder, its partner, officer, director, legal counsel, underwriter, or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, Claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, Claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, Claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, legal counsel, underwriter, or controlling person of such Holder.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any legal counsel of the Company, and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, Claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, Claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, Claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, Claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 3.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises, except in the case of willful fraud by such Holder.

(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if (i) the indemnifying party has agreed in writing to pay such reasonable fees and expenses, (ii) the indemnifying party failed to promptly assume the defense of such proceeding and to employ counsel (in accordance with this Section 3.9(c)) reasonably satisfactory to such indemnified party in any such proceeding, or (iii) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this Section 3.9.

(d)                                 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a Claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 3.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, Claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of willful fraud by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the provisions in this Section 3.9, the provisions in the underwriting agreement shall control.

(e)                                  Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such Claim or litigation, shall, except with the prior written consent of each indemnified party, consent to entry of any judgment or enter into any settlement of any such pending proceeding, which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Claim, proceeding, or litigation, and/or (ii) expressly includes or will result in any limitation or restriction upon any Holder’s exercise of all rights, privileges, and preferences applicable to it as a holder of Series A Shares (and/or Ordinary Shares issued or issuable pursuant to conversion of Series A Shares) and its rights under the Transaction Documents.

3.10.                     No Registration Rights to Third Parties. Without the prior written consent of the Purchaser, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 3 or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities. The Purchaser shall have priority with respect to future registration rights granted by the Company in accordance with this Section 3.10 (including priority for inclusion with respect to underwriter cutbacks).

3.11.                     Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)                                 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                                 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                                  So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

3.12.                     Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.13.       Termination of the Holder’s Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 3.3, 3.4 or 3.5 shall terminate when all of such Holder’s Registrable Securities can be sold without restriction or during a three (3) month period without registration under SEC Rule 144.

4.                                      CHANGE OF CONTROL.

4.1. Definition.  “Change of Control” shall mean the occurrence of any of the following events (through one or a series of transactions):

(a)                                 any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that the Person will be deemed to have “beneficial ownership” of all shares that the Person has the direct or indirect right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the total voting power of the Ordinary Shares and/or other shares having the power to vote in the election of directors of the Company or any successor thereof, whether such ownership is acquired through merger, consolidation, amalgamation, tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise;

(b)                                 any Person directly or indirectly acquiring (in one or more transactions) all or substantially all of the assets of the Group (or any successor thereof);

(c)                                  the merger, consolidation, or amalgamation of any Person with or into the Company (or any successor thereof) as a result of which the holders of the voting shares of the Company (or any successor thereof) immediately prior to such transaction own, directly or indirectly, less than a majority of the voting shares of the Company (or such successor) or the applicable surviving entity or any direct or indirect parent company thereof immediately after such transaction; and

(d)                                 a replacement at one time or over any period of three years or less of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date of the Closing, including the affirmative consent of the Purchaser Directors (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date of the Closing, including the affirmative consent of the Purchaser Directors).

4.2.                            Company Restriction.  For a period of one (1) year after the Closing and so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) during such one (1) year period, the Company shall not effectuate, or by any action or omission, directly or indirectly, cause, permit, or facilitate, a Change of Control with or involving a Competitor (a “Competitor Change of Control”) without the express prior written consent of the Purchaser in its sole discretion. Any attempted Competitor Change of Control in contravention of this Section 4 shall be null and void ab initio.

4.3.                            Shareholder Restriction.  For a period of one (1) year after the Closing and so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), during such one (1) year period, without the express prior written consent of the Purchaser in its sole discretion, each Founder and Founder Entity shall not, and each Founder shall cause and procure any shareholder of any entity whose name is set forth next to such Founder in Exhibit D (to the extent within such Founder’s control to do so) not to, (i) directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose, through one or a series of transactions, any equity interest held, directly or indirectly, by such shareholder in such entity to any Person, (ii) directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose, through one or a series of transactions, any equity interest in any Group Company held or controlled by him to any Person (any such action in clause (i) or (ii) collectively, a “Transfer”), or (iii) take any action to, or by omission, permit or facilitate any such Transfer, if any such Transfer(s) and related actions are reasonably likely to result in, whether individually or in conjunction with Transfers by and other actions of, other shareholders of the Company, a Competitor Change of Control of the Company, provided, however, that this Section 4.3 shall not apply to genuine open market sale (including block trade) where the identity of the purchaser of the equity securities is not known to, and cannot reasonably be determined by, such Founder or such entity or its agent effecting such sale.

5.                                      PRE-EMPTIVE RIGHT.

5.1.                            For so long as the Purchaser beneficially owns any Series A Shares, at any time the Company proposes to issue any shares of capital stock or transfer any shares of capital stock that have been repurchased from the open market and held under the Company’s brokerage account or otherwise held under the Company’s name, including the Ordinary Shares, or any securities convertible into or exercisable or exchangeable into shares of capital stock or other equity interests in the Company (the “New Securities”) other than: (i) pursuant to any present or future employee, director or consultant benefit plan or program of the Company that has been duly approved by the shareholders of the Company and the issuance of any Ordinary Shares issuable upon exercise of such equity awards under any such plan, (ii) the issuance of Ordinary Shares upon conversion of the Series A Shares or as a dividend or distribution on the Series A Shares, or (iii) the issuance of Ordinary Shares upon a stock split, stock dividend or any subdivision of the Ordinary Shares (subject to customary adjustment under the terms of the Series A Shares) (all New Securities identified in the foregoing clauses (i), (ii) and (iii), collectively, the “Exempt Securities”), the Company shall notify Purchaser in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of New Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price (or range of prices) per New Security to be paid by the proposed third party purchaser(s) and other conditions), as well as which of the following pre-emptive rights are available to the Purchaser.

5.2.                            The Purchaser shall have the right to purchase, or to purchase through an Affiliate, a number of New Securities so as to enable the Purchaser to beneficially hold, after the issue of the New Securities which are the subject to the Issue Notice, either (in its sole discretion):

(a)                                 in the case of New Securities (including, for this purpose, Exempt Securities) that would result, after the issuance thereof, in an investor and its Affiliates (other than an underwriter that is placing on behalf of the Company the New Securities in a bona fide capital markets transaction) (collectively, the “Prospective Largest Shareholder”) beneficially owning more than the Purchaser (and its Affiliates) in the aggregate, one share more than the number of shares in the Company proposed to be beneficially owned by such Prospective Largest Shareholder, unless at least two-thirds (2/3) of the members of the Board acting in good faith resolve in writing that the implementation of this Section 5.2(a) is not in the best interests of the Company and its shareholders as a whole; provided that the right under this clause (a) may only be exercised if the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of the Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidation, recapitalization and the like); or

(b)                                 a pro rata portion of the New Securities equal to the percentage of the issued share capital of the Company (on an as-converted, fully-diluted basis) then beneficially owned by the Purchaser (together with its Affiliates) prior to the issuance of the New Securities (for the avoidance of the doubt, the preemptive right as set forth in this Section 5.2(b) shall be exercisable by the Purchaser for so long as it beneficially owns any Series A Shares), in each case upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within fifteen (15) Business Days of Purchaser’s receipt of the Issue Notice. If such notice is not given by the Purchaser within such fifteen (15) Business Days thereof, the Purchaser shall be deemed to have elected not to exercise its rights under this Section 5.2 with respect to the issuance described in that specific Issue Notice (it being understood that if the Purchaser is not permitted to exercise its rights under Section 5.2(a) because the Board takes action to prohibit such exercise in the manner provided by Section 5.2(a), the Purchaser shall be entitled to exercise its rights under Section 5.2(b) for an additional ten (10) Business Days after receiving written notice of the Board’s action).

5.3.                            If the Purchaser (or its Affiliate) exercises its rights provided in this Section 5, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within twenty (20) Business Days after the giving of notice of such exercise, which period of time shall be extended for a maximum of sixty (60) Business Days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals). The Company and the Purchaser (or its Affiliate) exercising its rights under Section 5 will use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

5.4.                            In the event that Purchaser fails to exercise its right provided in this Section 5 within such fifteen (15) Business Day period, or in the event that the Purchaser fails to consummate its transaction within such twenty (20) Business Day period after its giving of notice of exercise or the sixty (60) Business Day extension thereof, the Company shall thereafter be entitled to issue and sell within ninety (90) Business Days the New Securities not elected to be purchased pursuant to this Section 5 by the Purchaser at a price no less than that offered to the Purchaser, and otherwise upon terms and conditions no more favorable to the third-party purchasers of such securities than were specified in the Issue Notice. In the event the Company has not issued and sold the New Securities within such ninety (90) Business Day period, the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Purchaser in the manner provided in this Section 5.

5.5.                            In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

6.                                      OPTIONAL REDEMPTION RIGHT.

6.1.                            General. At any time prior to the first (1st) anniversary of the Closing, in the event of a Change of Control, each Holder of outstanding Series A Shares shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is twenty (20) Business Days after the Change of Control Effective Date, to require the Company to purchase, out of funds legally available therefor, any or all of its Series A Shares at a purchase price per share, payable in cash, equal to 120% of the then current Liquidation Preference Amount (the “Optional Redemption Right”).

6.2.                            Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating the Change of Control, a written notice shall be sent by or on behalf of the Company, in accordance with Section 10.4 to the Holders as they appear in the records of the Company. Such notice shall contain:

(a)                                 the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed);

(b)                                 the date, which shall be twenty (20) Business Days after the anticipated Change of Control Effective Date, by which the Optional Redemption Right must be exercised; and

(c)                                  a summary of the material terms of such Change of Control.

6.3.                            Final Change of Control Notice. On the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Company, in accordance with 10.4to the Holders as they appear in the records of the Company. Such notice shall contain:

(a)                                 the date, which shall be no less than twenty (20) Business Days after the Change of Control Effective Date, by which the Optional Redemption Right must be exercised;

(b)                                 the amount of cash payable per share of Series A Shares and the purchase date for such shares, which shall be no less than ten (10) and no greater than twenty (20) Business Days from the date by which the Optional Redemption Right must be exercised; and

(c)                                  the instructions a Holder must follow to exercise its Optional Redemption Right in connection with such Change of Control.

6.4.                            Optional Redemption Procedure. To exercise the Optional Redemption Right, a Holder must, no later than 5:00 p.m., Beijing time, on the date by which such right must be exercised, deliver written notice to the Company indicating that it is exercising its Optional Redemption Right and the details of the account to which the purchase price for the redemption shall be wired. Upon exercise of the Optional Redemption Right by a Holder, the Company shall, within five (5) Business Days, deliver or cause to be delivered to the Holder by wire transfer the purchase price payable upon the purchase by the Company of such Holder’s Series A Shares. Upon receipt of the wire initiation confirmation from the Company pursuant to the foregoing, the Holder shall surrender to the Company the certificates representing the redeemed Series A Shares and a duly executed instrument of transfer transferring the redeemed Series A Shares to the Company.

6.5.                            Unsold Shares Remain Outstanding. If a Holder does not elect to exercise the Optional Redemption Right pursuant to this Section 6 with respect to all of its Series A Shares, the Series A Shares held by it and not surrendered for settlement will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled.

6.6.                            Partial Exercise of Optional Redemption Right. In the event that the Optional Redemption Right is exercised with respect to Series A Shares representing less than all the Series A Shares held by a Holder, upon exercising such Optional Redemption Right the Company shall execute and deliver to such Holder, at the expense of the Company, a certificate evidencing the Series A Shares held by the Holder as to which the Optional Redemption Right was not exercised, together with an updated, certified register of members evidencing the same.

6.7.                            Definition of Holder.  Solely for the purposes of this Section 6, “Holder” shall have the meaning ascribed to it in the Certificate of Designations.

7.                                      PROTECTIVE PROVISIONS.

7.1.                            For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidations, recapitalizations and the like), in addition to any other vote or consent of the Company’s shareholders required by law or by the Memorandum and Articles, the Company shall not, and shall cause each of its controlled Subsidiaries and Beijing Golden Tom Information Technology Co., Ltd. not to, as applicable, without the affirmative vote or written consent of the Purchaser who is the record holder of the Series A Shares at such time (which consent, except as expressly provided below, may be given or withheld, or made subject to such conditions as are determined by the Purchaser, in its sole discretion):

(a)                                 amend, alter or repeal the Memorandum and Articles or any provision thereof, including the Certificate of Designations or any other instrument establishing or designating the Series A Shares, or otherwise amend the terms of the Series A Shares;

(b)                                 authorize, designate or issue any other security convertible into or exercisable for any equity security having rights, privileges or preferences senior to or on parity with the Series A Shares;

(c)                                  declare or pay any dividend on, or make any distributions relating to, any Junior Shares (including pursuant to clause (d) of this Section 7.1) or redeem, purchase or acquire for value any (x) Junior Shares, or (y) any options, warrants or other rights to acquire such Junior Shares, other than purchases, redemptions or other acquisitions of such Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and other than as permitted under Section 5(e) of the Investment Agreement;

(d)                                 distribute (by way of dividend, share distribution, exchange, redemption, recapitalization or similar transaction) securities of any entity holding a significant portion of the assets and business of any member of the Group, including by way of spin-off, split-off or other distribution transaction;

(e)                                  enter into, or permit any Subsidiary to enter into, any agreement, or any modification or amendment to an existing agreement, which, in the absence of a default under such agreement, would by its terms prevent the Company from fully performing its obligations with respect to the Series A Shares;

(f)                                   incur any material indebtedness, except as permitted under the terms of any credit facility then in place, renewing existing credit facilities in similar terms, or as provided in the Group’s annual business plan;or

(g)                                  agree or undertake to do any of the foregoing.

8.                                      RIGHT OF FIRST REFUSAL.

8.1.                            General.  For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of the Series A Shares equal to at least seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidation, recapitalization and the like), in the event that any Material Group Company receives a proposal, or that the Board authorizes the Company to initiate or pursue a proposal (or the Company otherwise undertakes in writing to pursue the same), which could reasonably be expected to lead to a Specified Transaction (as defined below), the Company shall, within two (2) Business Days, provide the Purchaser with a written notice of the proposal and a summary of the material terms (including the name of counterparty and any controlling Person thereof) of the proposal (the “Proposal Notice”). The Purchaser shall have a right of first refusal, exercisable by written notice to the Company (the “Exercise Notice”) within twenty (20) Business Days of receiving the Proposal Notice, to use its reasonable best efforts to consummate the Specified Transaction as soon as practicable after delivery of the Exercise Notice at substantially the same terms, prices and conditions as set forth in the Proposal Notice. If the Purchaser does not elect to exercise its right of first refusal within such twenty (20) Business Day period, or if the Purchaser fails to consummate the transaction using its reasonable best efforts after delivery of the Exercise Notice, the Company may proceed with the Specified Transaction upon terms and conditions no more favorable to the counter parties in the Specified Transaction than those specified in the Proposal Notice, subject to necessary Board and shareholder approval.

8.2.                            Definition.  For purposes of this Section 8, “Specified Transaction” means a transaction or a series of transactions that (i) sell, transfer, lease, or license material technology of, or otherwise dispose of, any Material Group Company, or substantially all of the assets, including without limitation, intellectual property assets of any Material Group Company, to one or more Persons that are not a Group Company; (ii) merge, amalgamate, or consolidate any Material Group Company with any other Person or entity; (iii) effect a statutory exchange of securities of the Company with another Person or entity; or (iv) effect a Change of Control.

9.                                      ASSIGNMENT AND AMENDMENT.

9.1.                            Assignment of Registration Rights.  Notwithstanding anything herein to the contrary, the registration rights of any Holder under Section 3 may be assigned to any person acquiring Registrable Securities, in part or in whole; provided that, in each case such assignee is not a Competitor and the Registrable Securities being transferred include shares representing at least two percent (2%) of the then-current capitalization of the Company on an as-converted, fully diluted basis or represent all of the Registrable Securities held by each of the transferring Holders; provided, however, that in any case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement and such assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

9.2.                            Amendment of Rights.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Purchaser or its assigns, by the Purchaser and its assigns; (iii) as to each Founder Entity, by such Founder Entity and its assigns; and (iv) as to each Founder, by such Founder. Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon the Company, the Purchaser, the Founder Entities, the Founders, and their respective assigns.

10.                               GENERAL PROVISIONS.

10.1.                     Publicity.  Subject to specific disclosures required by applicable securities laws (which disclosures shall be made in accordance with Section 5(d) of the Investment Agreement), without the prior written consent of the Purchaser, each of the Group Companies and each Shareholder (other than the Purchaser) shall not, and each foregoing Person shall cause any of its Affiliates to not, (i) use in advertising, publicity, announcements, or otherwise, the name of the Purchaser or any Affiliate of the Purchaser, either alone or in combination of, including, without limitation, “Ali (),” “Alibaba (),” “Alipay (),” “Taobao (),” “Tao (),” “Tmall (),” “eTao (),” “Juhuasuan (),” “Aliyun / Alibaba Cloud ( ),” “Yahoo China (),” or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by any Group Company has been approved or endorsed by the Purchaser or any of its Affiliates. The rights and obligations of each Group Company and each Shareholder under this Section 10.1 shall survive the termination of this Agreement.

10.2.                     Compliance.  The Company, each Shareholder (other than the Purchaser), and each Founder shall, and shall cause each Group Company to, comply with all applicable statutes, rules, regulations, ordinances, codes, orders, decrees, policies, protocols, and judicial, administrative or ministerial judgments, interpretation, notices or other requirements imposed by all relevant Governmental Entities (as defined in the Investment Agreement) in respect of the operation of its and their business as currently conducted and contemplated to be conducted, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Investment Agreement), including maintenance and compliance of all Permits (as defined in the Investment Agreement) required in connection with such businesses and shall use commercially reasonable efforts to ensure that its employees and agents comply with all Permits, except where the failure to obtain, maintain or comply with such Permits, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect

10.3.                     Termination.  Unless expressly provided otherwise in the relevant Section, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Memorandum and Articles, as such Memorandum and Articles may be amended from time to time, or if the Purchaser or its affiliates no longer hold any Series A shares and/or Ordinary Shares issued upon conversion of the Series A Shares.

10.4.                     Notices.  Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (iv) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

AutoNavi Holdings Limited
Address:	16/F, Section A, Focus Square
No. 6, Futong East Avenue, Wangjing
Chaoyang District, Beijing 100102
People’s Republic of China
Telephone:	86 10 8410-7000
Email:	Catherine.zhang@autonavi.com
Facsimile:	86 10 8410-7777
Attention:	Ms. Catherine Qin Zhang

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone:	(852) 3740-4700
Email:	Julie.gao@skadden.com
Attention:	Z. Julie Gao, Esq.

If to the Purchaser:

Ali ET Investment Holding Limited
Address:	26/F, Tower One, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Telephone:	(852) 2215 5100
Email:	joe@hk.alibaba-inc.com / tim.steinert@hk.alibaba-inc.com
Facsimile:	(852) 2215 5200
Attention:	Mr. Joseph Tsai / Mr. Tim Steinert

with a copy (for informational purposes only) to:

Sheppard Mullin Richter & Hampton LLP
Address:	26th Floor, Wheelock Square
1717 Nanjing Road West
Jing An District
Shanghai 200040, China
Telephone:	+8621 2321 6000
Email:	dwilliams@sheppardmullin.com /
jmercer@sheppardmullin.com
Facsimile:	+8621 2321 6001
Attention:	Don Williams, Esq. / Jamie Mercer, Esq.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving the other party written notice of the new address in the manner set forth above.

10.5.                     Entire Agreement.  This Agreement and the other Transaction Documents, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

10.6.                     Governing Law; Dispute Resolution.  This Agreement shall be governed in all respects by the laws of the State of New York, without regard to principles of conflict of laws thereunder. The dispute resolution mechanism as set forth in Section 9(d) of the Investment Agreement shall be incorporated by reference herein as if written in their entirety herein.

10.7.                     Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

10.8.                     Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.9.                     Successors and Assigns.  Subject to the provisions of Section 9.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchaser without the prior written consent of the other parties in its sole discretion.

10.10.              Interpretation; Captions.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

10.11.              Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

10.12.              Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

10.13.              Aggregation of Shares.  All Series A Shares or Ordinary Shares held or acquired by the Purchaser and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any Purchaser rights under this Agreement.

10.14.              Investor’s Rights Agreement to Control.  If, and to the extent that, there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control to the extent permissible under any applicable law. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency to the extent permissible under any applicable law.

10.15.              Specific Performance.  The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:	AUTONAVI HOLDINGS LIMITED

	By:	/s/ Congwu Cheng
	Name:	Congwu Cheng
	Title:	Chief Executive Officer

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER ENTITY:	DOUBLE88 CAPITAL LIMITED

	By:	/s/ Congwu Cheng
Name: Congwu Cheng
Title: Director

FOUNDER ENTITY:	PROGRESS ASIA HOLDINGS LIMITED

By:
Name: Derong Jiang
Title: Director

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER ENTITY:	DOUBLE88 CAPITAL LIMITED

By:
Name: Congwu Cheng
Title: Director

FOUNDER ENTITY:	PROGRESS ASIA HOLDINGS LIMITED

	By:	/s/ Derong Jiang
Name: Derong Jiang
Title: Director

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:	CHENG CONGWU

/s/ Cheng Congwu

JIANG DERONG

TANG XIYONG

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:	CHENG CONGWU

JIANG DERONG

/s/ Jiang Derong

TANG XIYONG

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:	CHENG CONGWU

JIANG DERONG

TANG XIYONG

/s/ Tang Xiyong

Signature Page to Investor’s Rights Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PURCHASER:	ALI ET INVESTMENT HOLDING LIMITED

	By:	/s/ Joseph C. Tsai
Name: Joseph C. Tsai
Title: Authorized Signatory

Signature Page to Investor’s Rights Agreement